FOR:         TRENDWEST RESORTS, INC.

APPROVED BY: Tim O'Neil, Chief Financial Officer                  (425) 498-2561

CONTACT:     Morgan-Walke Associates, Inc.
             (Investor Relations) Jennifer Winter, John Swenson   (415) 296-7383
             (Media Relations)    Catherine Farmer, Aeron Noe     (415) 296-7383
             (Wire Services)      Eric Gonzales                   (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

                TRENDWEST RESORTS ANNOUNCES AGREEMENT TO ACQUIRE
                        MOUNTAINSTAR RESORT FROM JELD-WEN

REDMOND, Wash. - June 12, 2000 - Trendwest Resorts, Inc. (Nasdaq: TWRI) today announced that it has signed a definitive agreement with its majority shareholder JELD-WEN to acquire the JELD-WEN property located in Upper Kittitas County in Washington State. Part of the property being acquired by Trendwest is the 6,200 acre site for the proposed MountainStar Resort.

The MountainStar Resort will become Washington State's premier destination resort, located on the eastern slopes of the Cascade Mountains less than two hours from the Seattle Metropolitan area. Trendwest will also be acquiring JELD-WEN land designated as an urban growth area for the City of Cle Elum, Washington. The acquisition will finalize later this month.

"Trendwest has been managing the planning and permitting of the JELD-WEN property for the past three and one-half years," observed Mike Moyer, senior vice president of Trendwest. "This acquisition now puts us in the position of being owner of these properties with full and permanent responsibility for the completion of the development."

MountainStar will be the largest resort for the Company to date, and the largest of its kind in the Pacific Northwest, one of Trendwest's major markets. The conceptual master plan for the property includes two 18-hole golf courses, hotel and conference facilities, a spa and fitness center, vacation homes and condominiums. In addition the property will give vacationers the opportunity to enjoy numerous outdoor activities including horseback riding, hiking, tennis and cross-country skiing. Owners and occupants will enjoy four distinct seasons and the natural beauty of the terrain. Subject to permitting and environmental requirements, the MountainStar groundbreaking is scheduled for later this summer, starting a long-term development plan.

"This was a very attractive investment for Trendwest," said Bill Peare, Trendwest CEO. "There is no other property available of this size which is as suitable for the planned uses and as accessible to the metropolitan area of Seattle/Tacoma."

Trendwest Resorts, Inc., is a leader in the timeshare industry. Through its exclusive relationship with WorldMark, The Club, Trendwest Resorts provides a flexible vacation ownership system, based upon use of vacation credits. Over 92,000 Worldmark owners apply these credits to use of 1,722 condominium units at 32 locations in the continental Western United States, Hawaii, British Columbia, Mexico and Fiji.

                                      * * *

This press release contains forward-looking statements, which are not historical facts and pertain to our future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements due to, among other things, changes in the development plan for the property, failure to receive necessary permits, changes in economic conditions affecting the resort industry, or unforeseen difficulties or delays in the development of the project.


For more information visit Trendwest at www.trendwestresorts.com, Worldmark at www.worldmarktheclub.com and MountainStar at www.mountainstarresort.com.